Earnings Release and Supplemental Financial Information Third Quarter	2018

Financial Supplement	Third Quarter 2018

Financial Supplement	Third Quarter 2018

Corporate Profile

We are the world’s largest owner and operator of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of September 30, 2018, we operated a global network of 156 temperature-controlled warehouses encompassing approximately 928.4 cubic feet, with 138 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. In addition, we hold a minority interest in the China JV, as described in Note 3 of the Consolidated Financial Statements included in Item 8 of our 2017 Annual Report on Form 10-K, which owns or operates 13 temperature-controlled warehouses located in China.

Corporate Headquarters
10 Glenlake Parkway South Tower, Suite 600
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com

Senior Management
Fred W. Boehler: Chief Executive Officer, President and Trustee
Marc J. Smernoff: Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez: Chief Operating Officer and Executive Vice President
Andrea L. Darweesh: Chief Human Resources Officer and Executive Vice President
James A. Harron: Chief Investment Officer and Executive Vice President
Thomas B. Musgrave: Chief Technology Officer and Executive Vice President
James C. Snyder, Jr.: Chief Legal Officer and Executive Vice President
David K. Stuver: Executive Vice President, Business Development and Supply Chain Solutions
Thomas C. Novosel: Chief Accounting Officer and Senior Vice President
Board Members
Jeffrey M. Gault, AIA: Chairman of the Board of Trustees
James R. Heistand: Lead Independent Trustee
Fred W. Boehler: Chief Executive Officer, President and Trustee
George J. Alburger, Jr.: Trustee
Ronald W. Burkle: Trustee
Bradley J. Gross: Trustee
Michelle M. MacKay: Trustee
Mark R. Patterson: Trustee
Andrew P. Power: Trustee

Investor Relations
To request more information or to be added to our e-mail distribution list, please visit our website: www.americold.com
(Please proceed to the Investor Relations section)

Analyst Coverage

Firm	Analyst Name	Contact
Baird Equity Research	David B. Rodgers	216-737-7341
Bank of America Merrill Lynch	Joshua Dennerlein	646-855-1681
Goldman Sachs	Andrew Rosivach	212-902-2796
J.P. Morgan	Michael W. Mueller	212-622-6689
Raymond James	William A. Crow	727-567-2594
RBC	Michael Carroll	440-715-2649
SunTrust Robinson Humphrey	Ki Bin Kim	212-303-4124

Financial Supplement	Third Quarter 2018

Stock Listing Information
The stock of Americold Realty Trust is traded on the New York Stock Exchange under the symbol "COLD".

Credit Ratings

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Morningstar
Credit Rating:	BBB	(Stable Outlook)

These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	Third Quarter 2018

AMERICOLD REALTY TRUST ANNOUNCES THIRD QUARTER 2018 RESULTS

- Total Revenue Growth of 3.2% and Contribution (NOI) Growth of 9.3% -
- Global Warehouse Segment Revenue Growth of 2.3% and Contribution (NOI) Growth of 8.8% -
- Global Warehouse Segment Contribution (NOI) Margin Expands 190 Basis Points -
- Net Income of $24.5 Million -
- Core FFO of $0.30 and AFFO of $0.28 Per Diluted Common Share -

Atlanta, GA, November 8, 2018 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest owner and operator of temperature-controlled warehouses, today announced financial and operating results for the third quarter ended September 30, 2018.

“Our third quarter results were strong, including our Global Warehouse segment same store revenue and contribution (NOI) growth of 2.5% and 7.2%, respectively, further demonstrating the consistency of our business and our team’s excellent execution of our strategy. While we continue to benefit from a favorable customer mix, we are also capturing internal growth from our ongoing efforts to increase fixed commitment contracts and further productivity improvements. On the investment front, our new Clearfield, Utah facility reached stabilized occupancy levels and we delivered and commenced operations in our new Middleboro, Massachusetts build-to-suit facility. We continue to build our external growth pipeline and recently signed a letter-of-intent to build and operate three state-of-the-art automated facilities for a major customer.”

“We were very active on the capital markets front. We raised $232.0 million dollars in September in a well-received follow-on offering inclusive of a forward equity component which supports our growth initiatives. We received inaugural investment grade ratings from Fitch and Morningstar, and entered into agreements to recast and upsize our credit facility to $1.275 billion dollars while moving it to an unsecured structure. We also priced a $600 million unsecured debt private placement. The proceeds of the debt private placement will be used to repay existing indebtedness.”

“I am also excited to welcome the recent additions to our senior leadership team. Carlos Rodriguez has joined us in the role of Chief Operating Officer, Jay Harron has joined us in the role of Chief Investment Officer, and Scott Henderson has joined us in the role of SVP Capital Markets, Treasury and Investor Relations. Having delivered a dedicated build this quarter, progressed on our external growth, expanded our management team and made significant enhancements to our balance sheet, we believe we have laid the groundwork for further long term growth and shareholder value creation,” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

Third Quarter 2018 Highlights

•	Total revenue increased 3.2% to $402.0 million; Global Warehouse segment revenue increased 2.3% to $297.2 million

•	Total contribution (NOI) increased 9.3% to $101.5 million; Global Warehouse segment contribution (NOI) increased 8.8% to $93.6 million

•	Net income of $24.5 million, or $0.17 per diluted common share

•	Core EBITDA increased 7.6% to $76.8 million

Financial Supplement	Third Quarter 2018

•	Core Funds from Operations ("Core FFO") of $43.9 million, or $0.30 per diluted common share

•	Adjusted Funds from Operations (“AFFO”) of $41.4 million, or $0.28 per diluted common share

•	Global Warehouse segment same store revenue grew 2.5% to $290.2 million, with segment contribution (NOI) improving 7.2% to $91.7 million

•	Opened a new 4.4 million refrigerated cubic foot build-to-suit facility in Middleboro, MA

•
Completed follow-on public offering of 42,849,000 common shares at $24.50 per share, of which 4,000,000 shares were issued and sold by the Company for net proceeds of $92.0 million and entered into a forward sale agreement for 6,000,000 shares

Highlights Subsequent to Quarter End

•
Entered into an agreement to recast and upsize the $925 million secured credit facility to a $1.275 billion unsecured facility by increasing the revolver by $350 million, closing is subject to the completion of the private placement offering and is expected to close in early December

•	Priced $600 million of senior unsecured notes in an institutional private placement, subject to the closing of the aforementioned credit facility in early December and customary closing conditions

•	Received inaugural investment grade ratings from Fitch Ratings (BBB) and Morningstar (BBB), subject to the closing of the aforementioned debt transactions

Third Quarter 2018 Total Company Financial Results
Total revenue for the third quarter ended September 30, 2018 was $402.0 million, a 3.2% increase from the same quarter of the prior year. This growth was largely driven by net new business, improvements in our commercial terms and contractual rate escalations, and the maturation of the Clearfield, Utah facility and opening of the build-to-suit facility in Middleboro, Massachusetts at the end of the third quarter within the Global Warehouse segment.

Selling, general and administrative expense in the third quarter totaled $28.5 million, as compared to $36.4 million in the same quarter of the prior year. During the third quarter of 2017, the Company recorded a one-time charge of $9.2 million representing multi employer pension plan withdrawal expense. Additionally, during the third quarter of 2017, the Company recorded a one-time charge of $2.1 million to repair a leased facility to its original condition prior to the lease expiration. These decreases year over year were partially offset by public company costs incurred in the current period.

For the third quarter of 2018, the Company reported net income of $24.5 million, or $0.17 per diluted share, compared to a net loss of $4.6 million for the same quarter of the prior year. Net income for the current quarter included a $3.7 million benefit related to refundable Alternative Minimum Tax credits that were not subject to limitation under the Tax Cuts and Jobs Act. Excluding this benefit, net income for the quarter would have been $20.8 million, or $0.14 per diluted share.

Total contribution (NOI) for the third quarter ended September 30, 2018 increased 9.3% to $101.5 million, compared to $92.8 million for the same quarter of the prior year.

Financial Supplement	Third Quarter 2018

Core EBITDA was $76.8 million for the third quarter of 2018, compared to $71.4 million for the same quarter of the prior year. This reflects a 7.6% increase over prior year driven by increased revenue, a more favorable customer mix, continued operating efficiency gains, despite incurring incremental SG&A related to public company expenses incurred in the third quarter of 2018.

For the third quarter of 2018, Core FFO was $43.9 million, or $0.30 per diluted share, compared to $25.7 million for same quarter of the prior year.

For the third quarter of 2018, AFFO was $41.4 million, or $0.28 per diluted share, compared to $24.1 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Third Quarter 2018 Global Warehouse Segment Results
For the third quarter of 2018, Global Warehouse segment revenues were $297.2 million, an increase of $6.6 million, or 2.3%, compared to $290.6 million for the third quarter of 2017. This growth was primarily driven by the same factors mentioned above.

Warehouse segment contribution (NOI) was $93.6 million, or 31.5% of segment revenue, for the third quarter of 2018, compared to $86.1 million, or 29.6% of segment revenue, for the prior year. This represents a 9.3% improvement in segment profitability over the third quarter of 2017 and an expansion of 190 basis points in segment margin period-over-period. The year-over-year profit growth was driven primarily by the aforementioned revenue trends, combined with continued leveraging of fixed expenses, and labor and other productivity improvements. The Company continues to generate productivity improvements with its ongoing focus on continuous improvement initiatives driven in part by further progression of its Americold Operating System ("AOS").

The Company ended the third quarter of 2018 with 144 total facilities in its Global Warehouse segment portfolio. Of the 144 total facilities, 137 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store." The remaining seven facilities are in various stages of operations and are classified as "non-same store."

Financial Supplement	Third Quarter 2018

The following tables summarize the third quarter and nine months 2018 Global Warehouse full segment and same store metrics compared to the same periods a year ago:

Global Warehouse - Total	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
Dollars in thousands	2018	2017		2018	2017
Global Warehouse revenues:
Rent and storage	$130,044	$127,819	1.7%	$381,104	$369,909	3.0%
Warehouse services	167,181	162,774	2.7%	490,350	478,155	2.6%
Total Warehouse revenues	$297,225	$290,593	2.3%	$871,454	$848,064	2.8%
Global Warehouse contribution (NOI)	$93,638	$86,074	8.8%	$274,043	$254,399	7.7%
Global Warehouse margin	31.5%	29.6%	190 bps	31.4%	30.0%	140 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average occupied pallets	2,438	2,492	(2.2)%	2,422	2,470	(1.9)%
Average physical pallet positions	3,166	3,220	(1.7)%	3,196	3,214	(0.6)%
Occupancy percentage	77.0%	77.4%	-40 bps	75.8%	76.8%	-100 bps
Total rent and storage revenues per occupied pallet	$53.33	$51.28	4.0%	$157.33	$149.78	5.0%
Global Warehouse services:
Throughput pallets	6,726	6,961	(3.4)%	19,982	20,671	(3.3)%
Total warehouse services revenues per throughput pallet	$24.85	$23.38	6.3%	$24.54	$23.13	6.1%

Global Warehouse - Same Store	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
Dollars in thousands	2018	2017		2018	2017
Global Warehouse same store revenues:
Rent and storage	$126,656	$124,051	2.1%	$371,892	$358,788	3.7%
Warehouse services	163,516	159,000	2.8%	479,724	467,394	2.6%
Total same store revenues	$290,172	$283,051	2.5%	$851,616	$826,182	3.1%
Global Warehouse same store contribution (NOI)	$91,676	$85,498	7.2%	$271,256	$252,976	7.2%
Global Warehouse same store margin	31.6%	30.2%	140 bps	31.9%	30.6%	130 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average occupied pallets	2,368	2,402	(1.4)%	2,350	2,388	(1.6)%
Average physical pallet positions	3,075	3,089	(0.5)%	3,083	3,084	—%
Occupancy percentage	77.0%	77.7%	-70 bps	76.2%	77.5%	-130 bps
Same store rent and storage revenues per occupied pallet	$53.49	$51.65	3.6%	$158.25	$150.23	5.3%
Global Warehouse same store services:
Throughput pallets	6,566	6,798	(3.4)%	19,499	20,189	(3.4)%
Same store warehouse services revenues per throughput pallet	$24.90	$23.39	6.5%	$24.60	$23.15	6.3%

Fixed Commitment Rent and Storage Revenue
As of quarter ended September 30, 2018, 41.8% of rent and storage revenues are derived from customers with fixed commitment storage contracts, an increase of 210 basis points from the second quarter 2018 and 340 basis points over the third quarter of 2017.

Financial Supplement	Third Quarter 2018

Follow-On Public Offering
On September 18, 2018, the Company completed a follow-on public offering of its common shares in which the Company issued 4,000,000 of its common shares at $24.50 per share, and entered into a forward sale agreement for 6,000,000 shares to be settled within one year. In connection with the forward sale agreement, the forward purchaser or its affiliate borrowed and sold an aggregate of 6,000,000 common shares that were delivered in the offering. In connection with the issuance of 4,000,000 common shares issued by the Company, it received $92.0 million in net proceeds. The proceeds from the forward sale agreement will not be recognized until the forward sale agreement is settled.

Balance Sheet Activity and Liquidity
At September 30, 2018, the Company had total liquidity of approximately $644.1 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $1.55 billion (including $160.9 million of capital leases/sale leasebacks), with a weighted average term of 3.9 years. The Company has no material debt maturities during the remainder of 2018 and all of 2019. At September 30, 2018, 63% of the Company's total debt outstanding was at a fixed rate and on a trailing twelve-month basis, its net debt to Core EBITDA was approximately 4.4x. The Company's weighted average effective interest rate on outstanding indebtedness was 5.53%.

Dividend
On September 11, 2018, the Company's Board of Trustees declared a dividend of $0.1875 per share for the third quarter of 2018, which was paid on October 15, 2018 to common shareholders of record on September 28, 2018.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, November 8, 2018 at 5:00 p.m. Eastern Time to discuss third quarter 2018 results. A live webcast of the call will be available via the Investor Relations section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13684024. The telephone replay will be available starting shortly after the call until November 22, 2018.

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 156 temperature-controlled warehouses, with approximately 928 refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain

Financial Supplement	Third Quarter 2018

connecting food producers, processors, distributors and retailers to consumers. Americold serves approximately 2,400 customers and employs approximately 11,000 associates worldwide.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income available to common stockholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; difficulties in identifying properties to be acquired and completing acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; the cost and time requirements as a result of our operation as a publicly traded REIT; the concentration of ownership by funds affiliated with The Yucaipa Companies, and The Goldman Sachs Group, Inc.; changes in foreign currency exchange rates; and the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our

Financial Supplement	Third Quarter 2018

expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Third Quarter 2018

Selected Quarterly Financial Data

Post-IPO	Pre-IPO
In thousands, except per share amounts - unaudited	As of
Capitalization	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Fully diluted common shares outstanding at quarter end (1)	151,557	147,506	147,133	n/a	n/a
Common stock share price at quarter end	$25.02	$22.02	$19.08	n/a	n/a
Market value of common equity	$3,791,956	$3,248,082	$2,807,298	n/a	n/a

Gross debt (2)	$1,551,440	$1,559,565	$1,571,151	$1,933,265	n/a
Less: cash and cash equivalents	226,807	153,200	193,868	48,873	n/a
Net debt	$1,324,633	$1,406,365	$1,377,283	$1,884,392	n/a

Enterprise Value	$5,116,589	$4,654,447	$4,184,581	n/a	n/a
Gross debt / enterprise value	30.3%	33.5%	37.5%	n/a	n/a
Net debt to Core EBITDA (2)	4.40x	4.76	x	4.72	x	6.56	x	n/a
Post-IPO	Pre-IPO
Three Months Ended
Selected Operation Data	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Warehouse segment revenues	$297,225	$287,712	$286,517	$297,598	$290,593
Total revenues	402,010	394,667	391,141	401,720	389,501
Operating income (3)	43,553	49,304	35,932	43,392	27,442
Net income (loss)	24,540	29,406	(8,639)	8,000	(4,607)
Total warehouse segment contribution (NOI) (4)	93,638	90,835	89,570	89,570	86,074
Total segment contribution (NOI) (4)	101,485	98,200	97,287	97,287	92,832

Selected Other Data
Core EBITDA (5)	76,815	73,632	71,656	78,710	71,375
Core funds from operations (1)	43,917	43,118	34,765	32,693	25,694
Adjusted funds from operations (1)	41,417	39,805	39,876	24,012	24,088

Earnings Measurements
Net income (loss) per share - basic	$0.17	$0.20	$(0.08)	n/a	n/a
Net income (loss) per share - diluted	$0.17	$0.20	$(0.08)	n/a	n/a
Core FFO per diluted share (1)	$0.30	$0.29	$0.27	n/a	n/a
AFFO per diluted share (1)	$0.28	$0.27	$0.31	n/a	n/a
Dividend distributions declared per common share (6)	$0.19	$0.19	$0.15	n/a	n/a
Diluted AFFO payout ratio (7)	67.9%	70.4%	48.4%	n/a	n/a

Portfolio Statistics
Total global warehouses	156	156	158	158	160
Ending physical occupancy	77.0%	74.2%	76.2%	81.5%	77.4%

Financial Supplement	Third Quarter 2018

(1) See "Reconciliation of Net Earnings to NAREIT FFO, Core FFO and AFFO"

(2) Net Debt to Core EBITDA Computation	September 30, 2018	December 31, 2017
Total debt	$1,537,869	$1,901,090
Discount and deferred financing costs	13,571	32,175
Gross debt	1,551,440	1,933,265
Adjustments:
Less: cash and cash equivalents	226,807	48,873
Net debt	$1,324,633	$1,884,392
Core EBITDA - Twelve Months Ended (see page 16)	$300,812	$287,145
Net Debt to Core EBITDA	4.40	x	6.56	x

(3) Certain prior period amounts have been reclassified to conform to the current period presentation.

(4) Reconciliation of segment contribution (NOI)	Three Months Ended
September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Warehouse segment contribution (NOI)	$93,638	$90,835	$89,570	$93,929	$86,074
Third-party managed segment contribution (NOI)	3,554	3,859	3,777	3,143	3,211
Transportation segment contribution (NOI)	4,148	3,586	3,594	3,217	3,091
Quarry segment contribution (NOI)	145	(80)	346	77	456
Total segment contribution (NOI)	$101,485	$98,200	$97,287	$100,366	$92,832
Depreciation, depletion and amortization	(29,403)	(29,051)	(29,408)	(29,545)	(28,875)
Selling, general and administrative (3)	(28,517)	(27,482)	(31,947)	(26,855)	(36,432)
(Loss) gain from sale of real estate	(12)	8,384	—	126	(83)
Impairment of long-lived assets	—	(747)	—	(700)	—
U.S. GAAP operating income	$43,553	$49,304	$35,932	$43,392	$27,442

(5) See "Reconciliation of Net Earnings to EBITDA and Core EBITDA"

(6) Distributions per common share
September 30, 2018	June 30, 2018	March 31, 2018
Distributions declared on common shares during the quarter	$28,072	$27,250	$21,436
Common shares outstanding at quarter end	147,862	143,459	142,513
Distributions declared per common share of beneficial interest	$0.19	$0.19	$0.15

(7) Calculated as distributions declared on common shares divided by AFFO per fully diluted share.

n/a = not applicable or not meaningful

Financial Supplement	Third Quarter 2018

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	September 30, 2018	December 31, 2017
	Unaudited
Assets
Property, plant, and equipment:
Land	$384,971	$389,443
Buildings and improvements	1,838,086	1,819,635
Machinery and equipment	579,325	552,677
Assets under construction	75,606	48,868
	2,877,988	2,810,623
Accumulated depreciation and depletion	(1,090,336)	(1,010,903)
Property, plant, and equipment – net	1,787,652	1,799,720
Capitalized leases:
Buildings and improvements	16,827	16,827
Machinery and equipment	47,388	59,389
	64,215	76,216
Accumulated depreciation	(25,118)	(41,051)
Capitalized leases – net	39,097	35,165
Cash and cash equivalents	226,807	48,873
Restricted cash	38,448	21,090
Accounts receivable – net of allowance of $5,725 and $5,309 at September 30, 2018 and December 31, 2017, respectively	209,268	200,006
Identifiable intangible assets – net	25,444	26,645
Goodwill	186,383	188,169
Investments in partially owned entities	15,952	15,942
Other assets	51,180	59,287
Total assets	$2,580,231	$2,394,897
Liabilities, Series B Preferred Shares and shareholders’ equity (deficit)
Liabilities:
Borrowings under revolving line of credit	$—	$—
Accounts payable and accrued expenses	249,715	241,259
Construction loan - net of deferred financing costs of $179 at December 31, 2017	—	19,492
Mortgage notes and term loans - net of unamortized discount and deferred financing costs of $13,571 and $31,997, in the aggregate, at September 30, 2018 and December 31, 2017, respectively	1,376,998	1,721,958
Sale-leaseback financing obligations	119,640	121,516
Capitalized lease obligations	41,231	38,124
Unearned revenue	19,471	18,848
Pension and postretirement benefits	14,297	16,756
Deferred tax liability - net	18,889	21,940
Multi-Employer pension plan withdrawal liability	8,987	9,134
Total liabilities	1,849,228	2,209,027
Commitments and Contingencies
Preferred shares of beneficial interest, $0.01 par value – authorized 375,000 Series B Cumulative Convertible Voting and Participating Preferred Shares; aggregate liquidation preference of $375,000; zero and 375,000 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	372,794
Shareholders’ equity (deficit):
Preferred shares of beneficial interest, $0.01 par value – authorized 1,000 Series A Cumulative Non-Voting Preferred Shares; aggregate liquidation preference of $125; zero and 125 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	—
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 147,861,840 and 69,370,609 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	1,479	694
Paid-in capital	1,349,761	394,082
Accumulated deficit and distributions in excess of net earnings	(612,795)	(581,470)
Accumulated other comprehensive loss	(7,442)	(230)
Total shareholders’ equity (deficit)	731,003	(186,924)
Total liabilities, Series B Preferred Shares and shareholders’ equity	$2,580,231	$2,394,897

Financial Supplement	Third Quarter 2018

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Rent, storage, and warehouse services revenues	$297,225	$290,593	$871,454	$848,064
Third-party managed services	62,551	60,556	192,182	178,561
Transportation services	40,193	35,688	117,427	107,665
Other revenues	2,041	2,664	6,755	7,577
Total revenues	402,010	389,501	1,187,818	1,141,867
Operating expenses:
Rent, storage, and warehouse services cost of operations	203,587	204,519	597,411	593,665
Third-party managed services cost of operations	58,997	57,345	180,993	168,879
Transportation services cost of operations	36,045	32,597	106,099	97,932
Cost of operations related to other revenues	1,896	2,208	6,344	7,653
Depreciation, depletion, and amortization	29,403	28,875	87,861	87,196
Selling, general and administrative	28,517	36,432	87,947	84,736
Loss (gain) from sale of real estate	12	83	(8,372)	83
Impairment of long-lived assets	—	—	747	8,773
Total operating expenses	358,457	362,059	1,059,030	1,048,917

Operating income	43,553	27,442	128,788	92,950

Other income (expense):
(Loss) income from investments in partially owned entities	(437)	9	(324)	(1,342)
Impairment of investments in partially owned entities	—	—	—	(6,496)
Interest expense	(22,834)	(29,218)	(70,258)	(85,233)
Interest income	877	218	2,610	785
Loss on debt extinguishment and modification	—	(386)	(21,385)	(986)
Foreign currency exchange gain (loss)	734	(1,045)	2,926	(3,870)
Other income (expense), net	96	148	184	(1,061)
Income (loss) before income tax benefit (expense)	21,989	(2,832)	42,541	(5,253)
Income tax benefit (expense):
Current	3,063	(2,124)	672	(7,734)
Deferred	(512)	349	2,093	4,379
Total income tax benefit (expense)	2,551	(1,775)	2,765	(3,355)

Net income (loss)	$24,540	$(4,607)	$45,306	$(8,608)
Less distributions on preferred shares of beneficial interest - Series A	—	(8)	(1)	(8)
Less distributions on preferred shares of beneficial interest - Series B	—	(7,108)	(1,817)	(21,326)
Less accretion on preferred shares of beneficial interest - Series B	—	(218)	—	(657)
Net income (loss) attributable to common shares of beneficial interest	$24,540	$(11,941)	$43,488	$(30,599)

Weighted average common shares outstanding – basic	144,948	70,049	138,438	70,012
Weighted average common shares outstanding – diluted	147,626	70,049	141,191	70,012

Net income (loss) per common share of beneficial interest - basic	$0.17	$(0.17)	$0.31	$(0.44)
Net income (loss) per common share of beneficial interest - diluted	$0.17	$(0.17)	$0.31	$(0.44)

Financial Supplement	Third Quarter 2018

Reconciliation of Net Earnings (Loss) to NAREIT FFO, Core FFO, and AFFO
(In thousands except per share amounts)
	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Net income (loss)	$24,540	$29,406	$(8,639)	$8,000	$(4,607)
Adjustments:
Real estate related depreciation and depletion	21,903	21,764	22,174	22,041	21,530
Net (gain) loss on sale of depreciable real estate	—	(8,384)	—	(126)	83
Net gain on asset disposals	(65)	—	—	—	—
Impairment charges on certain real estate assets	—	747	—	700	—
Real estate depreciation on China JV	292	242	270	302	326
NAREIT Funds from operations	46,670	43,775	13,805	30,917	17,332
Less distributions on preferred shares of beneficial interest	—	—	(1,818)	(7,118)	(7,109)
NAREIT Funds from operations attributable to common shareholders	$46,670	$43,775	$11,987	$23,799	$10,223
Adjustments:
Net gain on sale of non-real estate assets	(314)	(387)	(148)	(168)	(236)
Non-offering related equity issuance expenses (a)	605	—	1,242	—	—
Non-recurring public company implementation costs (b)	496	162	—	—	—
Acquisition, diligence and other pursuit costs	21	48	3	—	—
Stock-based compensation expense, IPO grants	845	965	965	—	—
Severance and reduction in workforce costs (c)	73	—	11	534	(18)
Terminated site operations costs (d)	—	66	—	53	2,506
Strategic alternative costs (e)	—	—	—	3,770	2,621
Loss on debt extinguishment and modification	—	—	21,385	—	386
Foreign currency exchange (gain) loss	(734)	(1,511)	(680)	(279)	1,045
Excise tax settlement	—	—	—	4,984	—
Multiemployer pension obligation	—	—	—	—	9,167
Alternative Minimum Tax refund from Tax Cuts & Jobs Act	(3,745)	—	—	—	—
Core FFO applicable to common shareholders	$43,917	$43,118	$34,765	$32,693	$25,694
Adjustments:
Amortization of deferred financing costs and debt discount	1,532	1,556	1,674	2,215	2,203
Amortization of below/above market leases	38	38	38	37	38
Straight-line net rent	(62)	(26)	(5)	3	33
Deferred income taxes expense (benefit)	512	(1,449)	(1,156)	721	(349)
Stock-based compensation expense, excluding IPO grants	1,226	701	3,553	598	587
Non-real estate depreciation and amortization	7,499	7,287	7,234	7,505	7,345
Non-real estate depreciation and amortization on China JV	132	143	156	155	156
Recurring maintenance capital expenditures (f)	(13,377)	(11,563)	(6,383)	(19,915)	(11,619)
Adjusted FFO applicable to common shareholders	$41,417	$39,805	$39,876	$24,012	$24,088

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	144,948	143,499	124,433	n/a	n/a
Dilutive stock options and unvested restricted stock units	2,678	2,975	2,668	n/a	n/a
Weighted average dilutive shares for net income calculation	147,626	146,474	127,101	n/a	n/a
Common shares equivalents (f)	3,931	1,032	20,032	n/a	n/a
Fully diluted common shares outstanding at quarter-end (g)	151,557	147,506	147,133	n/a	n/a

NAREIT FFO - basic per share	$0.32	$0.31	$0.10	n/a	n/a
NAREIT FFO - diluted per share	$0.32	$0.30	$0.09	n/a	n/a
NAREIT FFO - fully diluted per share at quarter end (h)	$0.31	$0.30	$0.08	n/a	n/a
			.
Core FFO - basic per share	$0.30	$0.30	$0.28	n/a	n/a
Core FFO - diluted per share	$0.30	$0.29	$0.27	n/a	n/a
Core FFO - fully diluted per share at quarter end (h)	$0.29	$0.29	$0.24	n/a	n/a

Adjusted FFO - basic per share	$0.29	$0.28	$0.32	n/a	n/a
Adjusted FFO - diluted per share	$0.28	$0.27	$0.31	n/a	n/a
Adjusted FFO - fully diluted per share at quarter end (h)	$0.27	$0.27	$0.27	n/a	n/a

Financial Supplement	Third Quarter 2018

(a)	Represents one-time costs and professional fees associated with IPO and follow-on equity issuances.
(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(d)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(e)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(f)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(g)	Fully diluted common share equivalents outstanding at September 30, 2018.
(h)
Assumes i) all post-IPO commons shares were outstanding for the entire quarter, ii) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter, and iii) the follow-on public offering of 4,000,000 was outstanding for the entire quarter.

Financial Supplement	Third Quarter 2018

Reconciliation of Net Earnings (Loss) to EBITDA and Core EBITDA
(In thousands)
	Twelve Months Ended		Three Months Ended
	September 30, 2018	December 31, 2017	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Net income (loss)	$53,307	$(608)	$24,540	$29,406	$(8,639)	$8,000	$(4,607)
Adjustments:
Depreciation, depletion and amortization	117,406	116,741	29,403	29,051	29,408	29,544	28,875
Interest expense	99,923	114,898	22,834	22,929	24,495	29,665	29,218
Income tax expense (benefit)	3,272	9,393	(2,551)	(126)	(89)	6,038	1,775
EBITDA	$273,908	$240,424	$74,226	$81,260	$45,175	$73,247	$55,261
Adjustments:
Severance and reduction in workforce costs (a)	618	516	73	—	11	534	(18)
Terminated site operations cost (b)	119	2,677	—	66	—	53	2,506
Non-offering related equity issuance expenses (c)	1,847	—	605	—	1,242	—	—
Non-recurring public company implementation costs (d)	658	—	496	162	—	—	—
Acquisition, diligence, and other pursuit costs	72	—	21	48	3	—	—
Strategic alternative costs (e)	3,770	8,136	—	—	—	3,770	2,621
Loss (income) from investments in partially owned entities	345	1,363	437	(252)	139	21	(9)
Impairment of investments in partially owned entities (f)	—	6,496	—	—	—	—	—
Impairment of inventory and long-lived assets	1,447	11,581	—	747	—	700	—
(Gain) loss on foreign currency exchange	(3,204)	3,591	(734)	(1,511)	(680)	(279)	1,045
Stock-based compensation expense	8,852	2,358	2,070	1,666	4,518	598	587
Loss on debt extinguishment and modification	21,385	986	—	—	21,385	—	386
(Gain) loss on real estate and other asset disposals	(9,005)	(150)	(379)	(8,554)	(137)	65	(171)
Multiemployer pension obligation	—	9,167	—	—	—	—	9,167
Core EBITDA	$300,812	$287,145	$76,815	$73,632	$71,656	$78,709	$71,375

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)	Represents one-time costs and professional fees associated with IPO and follow-on public equity issuances.
(d)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(e)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(f)
Represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV. We have not received any cash distributions from the China JV since the formation of the joint venture.

Financial Supplement	Third Quarter 2018

Reconciliation of Net Earnings (Loss) to NAREIT EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$24,540	$(4,607)	$45,306	$(8,608)
Adjustments:
Depreciation, depletion and amortization	29,403	28,875	87,861	87,196
Interest expense	22,834	29,218	70,258	85,233
Income tax (benefit) expense	(2,551)	1,775	(2,765)	3,355
Gain on disposal of depreciated property	—	—	(8,384)	—
Adjustment to reflect share of EBITDAre of partially owned entities (a)	265	587	1,414	1,783
NAREIT EBITDAre	$74,491	$55,848	$193,690	$168,959
Adjustments:
Severance and reduction in workforce costs	73	(18)	11	(18)
Terminated site operations cost	—	2,506	139	2,624
Non-offering related equity issuance expenses	605	—	1,845	—
Non-recurring public company implementation costs	496	—	658	—
Acquisition, diligence, and other pursuit costs	21	—	72	—
Strategic alternative costs	—	2,621	—	4,366
Loss (income) from investments in partially owned entities	437	(9)	324	1,342
Non-recurring impairment of investments in partially owned entities	—	—	—	6,496
Impairment of inventory and long-lived assets	—	—	747	10,881
(Gain) loss on foreign currency exchange	(734)	1,045	(2,926)	3,870
Stock-based compensation expense	2,070	587	8,255	1,760
Loss on debt extinguishment and modification	—	386	21,385	986
(Gain) loss on other asset disposals	(379)	(171)	(687)	(215)
Reduction In EBITDAre from partially owned entities	(265)	(587)	(1,414)	(1,783)
Multiemployer pension obligation	—	9,167	—	9,167
Core EBITDA	$76,815	$71,375	$222,099	$208,435

(a)	Refers to EBITDA for Real Estate in accordance with the standards established by the Board of Governors of NAREIT adopted in the first quarter of 2018.

Financial Supplement	Third Quarter 2018

Debt Detail and Maturities

			Effective interest rate (6) as of September 30, 2018	Outstanding principal amount at
	Stated maturity date	Contractual interest rate [5]		September 30, 2018	December 31, 2017
2010 Mortgage Loans cross-collateralized and cross-defaulted by 46 warehouses:				(In thousands)
Component A-1	1/2021	3.86%	4.40%	$43,879	$56,941
Component A-2-FX	1/2021	4.96%	5.38%	150,334	150,334
Component A-2-FL (1)	1/2021	L+1.51%	4.09%	48,654	48,654
Component B	1/2021	6.04%	6.48%	60,000	60,000
Component C	1/2021	6.82%	7.28%	62,400	62,400
Component D	1/2021	7.45%	7.92%	82,600	82,600
2013 Mortgage Loans cross-collateralized and cross-defaulted by 15 warehouses:
Senior note	5/2023	3.81%	4.14%	189,551	194,223
Mezzanine A	5/2023	7.38%	7.55%	70,000	70,000
Mezzanine B	5/2023	11.50%	11.75%	32,000	32,000
ANZ Term Loans secured by mortgages in properties owned by relevant subsidiaries:
Australian Term Loan (2), (4)	6/2020	BBSY+1.40%	4.70%	146,953	158,645
New Zealand Term Loan (3), (4)	6/2020	BKBM+1.40%	5.26%	29,198	31,240
2018 Senior Secured Term A Facility (4) secured by stock pledge in qualified subsidiaries	1/2023	L+2.35%	5.16%	475,000	—
2015 Senior Secured Term Loan B Facility (4)	12/2022	L+3.75%	n/a	—	806,918
Total principal amount of mortgage notes and term loans				$1,390,569	$1,753,955
Less unamortized deferred financing costs				(13,278)	(25,712)
Less unamortized debt discount				(293)	(6,285)
Total mortgage notes and term loans, net of deferred financing costs and debt discount				$1,376,998	$1,721,958
2018 Senior Secured Revolving Credit Facility (4), (5)	1/2021	L+2.35%	n/a	$—	$—
Construction Loan:
Warehouse Clearfield, UT secured by mortgage (4)	2/2019	L+3.25%	5.18%	$—	$19,671
Less unamortized deferred financing costs				—	(179)
				$—	$19,492

(1)
Component A-2-FL of the 2010 Mortgage Loans has a variable interest rate equal to one-month LIBOR plus 1.51%, with one-month-LIBOR subject to a floor of 1.00% per annum. In addition, we maintain an interest rate cap on the variable rate tranche that caps one-month LIBOR at 6.0%. The variable interest rate at September 30, 2018 was 3.64% per annum.

(2)
As of September 30, 2018, the outstanding balance was AUD$203.0 million and the variable interest rate was 3.32% per annum (1.92% BBSY plus 1.40% margin) of which 75% is fixed via an interest rate swap at 4.06% per annum (2.66% BBSY plus 1.40% margin).

(3)
As of September 30, 2018, the outstanding balance was NZD$44.0 million and the variable interest rate was 3.26% per annum (1.86% BKBM plus 1.40% margin), of which 75% is fixed via an interest rate swap at 4.93% per annum (3.53% BKBM plus 1.40% margin).

(4)	References in this table to LIBOR are references to one-month LIBOR and references to BBSY and BKBM are to Australian Bank Bill Swap Bid Rate and New Zealand Bank Bill Reference Rate, respectively.

(5)	Unused line, letter of credit and financing fees increase the stated interest rate.

(6)
The effective interest rate includes effects of amortization of the deferred financing costs and debt discount. The weighted average effective interest rate for total debt was 5.53% and 5.68% as of September 30, 2018 and December 31, 2017, respectively.

Financial Supplement	Third Quarter 2018

Operations Overview

Revenue and Contribution by Segment (Unaudited)
(In Thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Segment revenues:
Warehouse	$297,225	$290,593	$871,454	$848,064
Third-Party Managed	62,551	60,556	192,182	178,561
Transportation	40,193	35,688	117,427	107,665
Quarry	2,041	2,664	6,755	7,577
Total revenues	402,010	389,501	1,187,818	1,141,867

Segment contribution:
Warehouse	93,638	86,074	274,043	254,399
Third-Party Managed	3,554	3,211	11,189	9,682
Transportation	4,148	3,091	11,328	9,733
Quarry	145	456	411	(76)
Total segment contribution	101,485	92,832	296,971	273,738

Reconciling items:
Depreciation, depletion, and amortization	(29,403)	(28,875)	(87,861)	(87,196)
Selling, general and administrative expense	(28,517)	(36,432)	(87,947)	(84,736)
(Loss) gain from sale of real estate	(12)	(83)	8,372	(83)
Impairment of long-lived assets	—	—	(747)	(8,773)
(Loss) income from investments in partially owned entities	(437)	9	(324)	(1,342)
Impairment of investments in partially owned entities	—	—	—	(6,496)
Interest expense	(22,834)	(29,218)	(70,258)	(85,233)
Interest income	877	218	2,610	785
Loss on debt extinguishment and modification	—	(386)	(21,385)	(986)
Foreign currency exchange gain (loss)	734	(1,045)	2,926	(3,870)
Other income (expense), net	96	148	184	(1,061)
Income (loss) before income tax benefit (expense)	$21,989	$(2,832)	$42,541	$(5,253)
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Financial Supplement	Third Quarter 2018

Average Physical Occupancy(1)

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We have entered into fixed storage commitments with certain customers which give us, among other things, additional clarity around the expected occupancy of our warehouses. As of September 30, 2018, we had entered into contracts featuring fixed storage commitments or leases with 98 of our customers in our warehouse segment. Customers with fixed storage provisions commit to occupy a certain number of pallets at a designated storage rate for the applicable portion of their contractual term, whether the customer elects to physically store goods in a warehouse or not. As a result, certain pallets in our warehouses may generate storage revenue pursuant to fixed storage commitments despite not being physically occupied. We refer to economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period. To the extent that a customer with a fixed storage provision elects not to utilize all of its committed pallets in a particular warehouse, we have the flexibility to deploy those pallets to facilitate shorter-term customers that desire space on an as-utilized, on demand basis.

Financial Supplement	Third Quarter 2018

Global Warehouse Portfolio

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average physical occupancy (1)	Revenues (2) (in millions)	Applicable segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Owned / Leased (5)
United States
Central	34	220.6	25%	872.6	75%	$177.4	$64.2	801
East	23	170.2	20%	555.0	73%	184.9	54.9	718
Southeast	36	170.9	20%	546.2	79%	160.3	47.7	632
West	37	230.8	26%	987.3	74%	199.3	75.8	701
United States Total / Average	130	792.5	91%	2,961.1	75%	$721.9	$242.6	2,187
International
Australia	5	47.6	5%	140.9	84%	$118.9	$24.2	62
New Zealand	7	22.8	3%	72.8	90%	23.8	6.4	75
Argentina	2	9.7	1%	21.6	76%	6.9	0.8	40
International Total / Average	14	80.1	9%	235.3	85%	$149.6	$31.4	168
Owned / Leased Total / Average	144	872.6	100%	3,196.4	76%	$871.5	$274.0	2,286
Third-Party Managed
United States	8	41.5	74%			$168.6	$7.4	4
Australia (6)	1		—%			9.8	2.3	1
Canada	3	14.3	26%			13.8	1.5	2
Third-Party Managed Total / Average	12	55.8	100%			$192.2	$11.2	6
Portfolio Total / Average	156	928.4	100%	3,196.4	76%	$1,063.7	$285.2	2,287

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the nine months ended September 30, 2018. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)	Nine months ended September 30, 2018.

(3)
We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.

(4)
We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.

(5)
As of September 30, 2018, we owned 109 of our U.S. warehouses and ten of our international warehouses, and we leased 21 of our U.S. warehouses and four of our international warehouses. As of September 30, 2018, seven of our owned facilities were located on land that we lease pursuant to long-term ground leases.

(6)	Constitutes non-refrigerated, or “ambient,” warehouse space. This facility contains 330,527 square feet of ambient space.

Financial Supplement	Third Quarter 2018

(1)	Retail reflects a broad variety of product types from retail customers.

(2)	Packaged foods reflects a broad variety of temperature-controlled meals and foodstuffs.

(3)	Distributors reflects a broad variety of product types from distributor customers.

Financial Supplement	Third Quarter 2018

Fixed Commitment and Lease Maturity Schedules
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of September 30, 2018. The information set forth in the table assumes no exercise of extension options under these contracts and leases.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenue(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended September 30, 2018	Total Warehouse Segment Revenue Generated by Contracts with Fixed Commitments & Leases for the Twelve Months Ended September 30, 2018 (in thousands)	Annualized Committed Rent & Storage Revenue at Expiration(2) (in thousands)
Month-to-Month	36	$27,193	5.3%	$50,511	$27,193
2018	23	16,780	3.3%	38,824	16,780
2019	34	42,788	8.3%	93,227	43,493
2020	35	36,349	7.1%	123,326	37,169
2021	18	22,869	4.5%	80,675	23,800
2022	17	35,101	6.8%	68,104	37,186
2023	5	9,393	1.8%	19,472	10,346
2024	1	430	0.1%	698	463
2025	—	—	—%	—	—
2026	2	7,273	1.4%	10,281	7,510
2027	2	4,610	0.9%	7,066	4,992
2028	—	—	—%	—	—
2029 and thereafter	3	11,758	2.3%	22,136	14,003
Total	176	$214,544	41.8%	$514,320	$222,935

(1)
Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of September 30, 2018, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the twelve months ended September 30, 2018, multiplied by 12.

(2)
Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of September 30, 2018 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	Third Quarter 2018

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of September 30, 2018.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended September 30, 2018	Leased Square Footage (in thousands)	% Leased Square Footage	Annualized Rent at Expiration(2) (in thousands)
Month-to-Month	10	$1,197	0.2%	164	7.6%	$1,197
2018	9	1,315	0.3%	106	4.9%	1,315
2019	6	1,775	0.3%	373	17.3%	1,804
2020	9	3,503	0.7%	375	17.4%	3,580
2021	5	1,068	0.2%	427	19.9%	1,356
2022	2	997	0.2%	144	6.7%	997
2023	2	2,808	0.5%	493	23.0%	3,077
2024	1	430	0.1%	70	3.2%	463
2025	—	—	—	—	—	—
2026 and thereafter	—	—	—	—	—	—
Total	44	$13,093	2.5%	2,152	100%	$13,789

(1)	Represents monthly rental payments under the relevant leases as of September 30, 2018, multiplied by 12.

(2)	Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.
These leases had a weighted average remaining term of 29 months as of September 30, 2018.

•
Month-to-Month Warehouse Rate Agreements. Month-to-month warehouse rate agreements are agreements that establish storage fee rates on products stored in our warehouses and rates for value-added services on an as-utilized, on-demand basis, typically pursuant to terms set forth on a standardized warehouse receipt and related rate schedule, but that do not require the customer to use our network or for us to reserve space for these customers. Our standard terms and conditions afford us favorable contractual protections and are not subject to negotiation with customers that enter into month-to-month warehouse rate agreements.

Financial Supplement	Third Quarter 2018

Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses
We utilize a strategic approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.
Recurring Maintenance Capital Expenditures
The following table sets forth our recurring maintenance capital expenditures for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per cubic foot amounts)
Real estate	$11,858	$9,755	$27,172	$25,269
Personal property	583	781	1,702	1,359
Information technology	936	1,084	2,449	3,363
Total recurring maintenance capital expenditures	$13,377	$11,620	$31,323	$29,991

Total recurring maintenance capital expenditures per cubic foot	$0.014	$0.012	$0.034	$0.031

Repair and Maintenance Expenses
The following table sets forth our repair and maintenance expenses for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per cubic foot amounts)
Real estate	$4,931	$5,417	$15,099	$16,298
Personal property	8,179	8,189	23,981	22,918
Total repair and maintenance expenses	$13,110	$13,606	$39,080	$39,216

Repair and maintenance expenses per cubic foot	$0.014	$0.015	$0.042	$0.041
Growth and Expansion Capital Expenditures
The following table sets forth our growth and expansion capital expenditures for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Expansion and development initiatives	$16,970	$24,012	$56,345	$70,851
Information technology	995	1,852	2,548	4,715
Total growth and expansion capital expenditures	$17,965	$25,864	$58,893	$75,566

Financial Supplement	Third Quarter 2018

Global Warehouse Segment Financial Performance
The following tables present the operating results of our warehouse segment for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
	(Dollars in thousands)
Rent and storage	$130,044	$132,009	$127,819	1.7%	3.3%
Warehouse services	167,181	170,404	162,774	2.7%	4.7%
Total warehouse segment revenues	297,225	302,413	290,593	2.3%	4.1%

Power	20,920	21,273	21,460	(2.5)%	(0.9)%
Other facilities costs (2)	26,393	26,922	26,258	0.5%	2.5%
Labor	127,508	130,175	127,862	(0.3)%	1.8%
Other services costs (3)	28,766	29,337	28,939	(0.6)%	1.4%
Total warehouse segment cost of operations	203,587	207,707	204,519	(0.5)%	1.6%
Warehouse segment contribution (NOI)	$93,638	$94,706	$86,074	8.8%	10.0%

Warehouse rent and storage contribution (NOI) (4)	$82,731	$83,814	$80,101	3.3%	4.6%
Warehouse services contribution (NOI) (5)	$10,907	$10,892	$5,973	82.6%	82.4%

Total warehouse segment margin	31.5%	31.3%	29.6%	190 bps	170 bps
Rent and storage margin(6)	63.6%	63.5%	62.7%	90 bps	80 bps
Warehouse services margin(7)	6.5%	6.4%	3.7%	280 bps	270 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $3.3 million and $3.9 million for the third quarter 2018 and 2017, respectively.

(3)	Includes non-real estate rent expense of $3.6 million and $3.5 million for the third quarter 2018 and 2017, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Third Quarter 2018

	Nine Months Ended September 30,			Change
	2018 actual	2018 constant currency (1)	2017 actual	Actual	Constant currency
	(Dollars in thousands)
Rent and storage	381,104	383,648	369,909	3.0%	3.7%
Warehouse services	490,350	492,864	478,155	2.6%	3.1%
Total warehouse segment revenues	$871,454	$876,512	$848,064	2.8%	3.4%

Power	55,665	56,185	55,469	0.4%	1.3%
Other facilities costs (2)	79,305	79,995	77,834	1.9%	2.8%
Labor	382,419	385,091	378,075	1.1%	1.9%
Other services costs (3)	80,022	80,592	82,287	(2.8)%	(2.1)%
Total warehouse segment cost of operations	597,411	601,863	593,665	0.6%	1.4%
Warehouse segment contribution (NOI)	$274,043	$274,649	$254,399	7.7%	8.0%

Warehouse rent and storage contribution (NOI) (4)	$246,134	$247,468	$236,606	4.0%	4.6%
Warehouse services contribution (NOI) (5)	$27,909	$27,181	$17,793	56.9%	52.8%

Total warehouse segment margin	31.4%	31.3%	30.0%	140 bps	130 bps
Rent and storage margin(6)	64.6%	64.5%	64.0%	60 bps	50 bps
Warehouse services margin(7)	5.7%	5.5%	3.7%	200 bps	180 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $10.8 million and $11.4 million for the nine months ended September 30, 2018 and 2017, respectively.

(3)	Includes non-real estate rent expense of $10.3 million and $10.5 million for the nine months ended September 30, 2018 and 2017, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Third Quarter 2018

Same-store Financial Performance
The following tables present revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
Same store revenues:	(Dollars in thousands)
Rent and storage	$126,656	$128,622	$124,051	2.1%	3.7%
Warehouse services	163,516	166,740	159,000	2.8%	4.9%
Total same store revenues	290,172	295,362	283,051	2.5%	4.3%
Same store cost of operations:
Power	20,415	20,768	20,359	0.3%	2.0%
Other facilities costs	25,447	25,976	24,409	4.3%	6.4%
Labor	124,564	127,231	124,814	(0.2)%	1.9%
Other services costs	28,070	28,641	27,971	0.4%	2.4%
Total same store cost of operations	$198,496	$202,616	$197,553	0.5%	2.6%

Same store contribution (NOI)	$91,676	$92,746	$85,498	7.2%	8.5%
Same store rent and storage contribution (NOI)(2)	$80,794	$81,878	$79,283	1.9%	3.3%
Same store services contribution (NOI)(3)	$10,882	$10,868	$6,215	75.1%	74.9%

Total same store margin	31.6%	31.4%	30.2%	140 bps	120 bps
Same store rent and storage margin(4)	63.8%	63.7%	63.9%	-10 bps	-20 bps
Same store services margin(5)	6.7%	6.5%	3.9%	280 bps	260 bps

Non-same store revenues:
Rent and storage	$3,388	$3,388	$3,768	(10.1)%	(10.1)%
Warehouse services	3,665	3,665	3,774	(2.9)%	(2.9)%
Total non-same store revenues	7,053	7,053	7,542	(6.5)%	(6.5)%
Non-same store cost of operations:
Power	505	505	1,101	(54.1)%	(54.1)%
Other facilities costs	946	946	1,849	(48.8)%	(48.8)%
Labor	2,944	2,944	3,048	(3.4)%	(3.4)%
Other services costs	696	696	968	(28.1)%	(28.1)%
Total non-same store cost of operations	$5,091	$5,091	$6,966	(26.9)%	(26.9)%

Non-same store contribution (NOI)	$1,962	$1,962	$576	240.6%	240.6%
Non-same store rent and storage contribution (NOI)(2)	$1,937	$1,937	$818	136.8%	136.8%
Non-same store services contribution (NOI)(3)	$25	$25	$(242)	110.3%	110.3%

Total warehouse segment revenues	$297,225	$302,415	$290,593	2.3%	4.1%
Total warehouse cost of operations	$203,587	$207,707	$204,519	(0.5)%	1.6%
Total warehouse segment contribution	$93,638	$94,708	$86,074	8.8%	10.0%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Third Quarter 2018

	Nine Months Ended September 30,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
Same store revenues:	(Dollars in thousands)
Rent and storage	$371,892	$374,437	$358,788	3.7%	4.4%
Warehouse services	479,724	482,239	467,394	2.6%	3.2%
Total same store revenues	851,616	856,676	826,182	3.1%	3.7%
Same store cost of operations:
Power	53,863	54,383	52,479	2.6%	3.6%
Other facilities costs	75,277	75,967	72,277	4.2%	5.1%
Labor	373,053	376,161	368,736	1.2%	2.0%
Other services costs	78,167	78,302	79,714	(1.9)%	(1.8)%
Total same store cost of operations	$580,360	$584,813	$573,206	1.2%	2.0%

Same store contribution (NOI)	$271,256	$271,863	$252,976	7.2%	7.5%
Same store rent and storage contribution (NOI)(2)	$242,752	$244,087	$234,032	3.7%	4.3%
Same store services contribution (NOI)(3)	$28,504	$27,776	$18,944	50.5%	46.6%

Total same store margin	31.9%	31.7%	30.6%	130 bps	110 bps
Same store rent and storage margin(4)	65.3%	65.2%	65.2%	10 bps	0 bps
Same store services margin(5)	5.9%	5.8%	4.1%	180 bps	170 bps

Non-same store revenues:
Rent and storage	$9,213	$9,213	$11,121	(17.2)%	(17.2)%
Warehouse services	10,625	10,625	10,761	(1.3)%	(1.3)%
Total non-same store revenues	19,838	19,838	21,882	(9.3)%	(9.3)%
Non-same store cost of operations:
Power	1,802	1,802	2,990	(39.7)%	(39.7)%
Other facilities costs	4,028	4,028	5,557	(27.5)%	(27.5)%
Labor	8,931	8,931	9,259	(3.5)%	(3.5)%
Other services costs	2,290	2,290	2,653	(13.7)%	(13.7)%
Total non-same store cost of operations	$17,051	$17,051	$20,459	(16.7)%	(16.7)%

Non-same store contribution (NOI)	$2,787	$2,787	$1,423	95.9%	95.9%
Non-same store rent and storage contribution (NOI)(2)	$3,383	$3,383	$2,574	31.4%	31.4%
Non-same store services contribution (NOI)(3)	$(596)	$(596)	$(1,151)	48.2%	48.2%

Total warehouse segment revenues	$871,454	$876,514	$848,064	2.8%	3.4%
Total warehouse cost of operations	$597,411	$601,864	$593,665	0.6%	1.4%
Total warehouse segment contribution	$274,043	$274,650	$254,399	7.7%	8.0%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Third Quarter 2018

Same-store Key Operating Metrics
The following tables provides certain operating metrics to explain the drivers of our same store performance for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,		Change
Units in thousands except per pallet data	2018	2017
Same store rent and storage:
Occupancy(1)
Average occupied pallets	2,368	2,402	(1.4)%
Average physical pallet positions	3,075	3,089	(0.5)%
Occupancy percentage	77.0%	77.7%	-70 bps
Same store rent and storage revenues per occupied pallet	$53.49	$51.65	3.6%
Constant currency same store rent and storage revenues per occupied pallet	$54.32	$51.65	5.2%

Same store warehouse services:
Throughput pallets	6,566	6,798	(3.4)%
Same store warehouse services revenues per throughput pallet	$24.90	$23.39	6.5%
Constant currency same store warehouse services revenues per throughput pallet	$25.39	$23.39	8.6%

Non-same store rent and storage:
Occupancy(1)
Average occupied pallets	71	91	(22.0)%
Average physical pallet positions	91	131	(30.5)%
Occupancy percentage	77.1%	69.3%

Non-same store warehouse services:
Throughput pallets	160	164	(2.4)%

	Nine Months Ended September 30,		Change
Units in thousands except per pallet data	2018	2017
Same store rent and storage:
Occupancy(1)
Average occupied pallets	2,350	2,388	(1.6)%
Average physical pallet positions	3,083	3,084	—%
Occupancy percentage	76.2%	77.5%	-130 bps
Same store rent and storage revenues per occupied pallet	$158.25	$150.23	5.3%
Constant currency same store rent and storage revenues per occupied pallet	$159.34	$150.23	6.1%

Same store warehouse services:
Throughput pallets	19,499	20,189	(3.4)%
Same store warehouse services revenues per throughput pallet	$24.60	$23.15	6.3%
Constant currency same store warehouse services revenues per throughput pallet	$24.73	$23.15	6.8%

Non-same store rent and storage:
Occupancy(1)
Average occupied pallets	72	81	(11.1)%
Average physical pallet positions	113	131	(13.7)%
Occupancy percentage	64.0%	62.3%

Non-same store warehouse services:
Throughput pallets	482	482	—%

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Financial Supplement	Third Quarter 2018

Current Growth and Development Projects
A summary of our recently completed expansion and development opportunities as of September 30, 2018 is set forth below.

Recently Completed
	Opportunity Type	Facility Type	Cubic Feet (in millions)	Pallet Positions (in millions)	Cost of Expansion / Development		Completion Date
Facility					Total Cost to Date (in millions) (1)	Return on Invested Capital
Middleboro, MA	Development	Production Advantaged	4.4	26.5	$22.4	8-12%	Q3 2018

(1)	Cost to date as of September 30, 2018. There could be residual cost associated with finishing the property.

- Middleboro, MA new build status August 2018 -

Financial Supplement	Third Quarter 2018

A summary of our under construction expansion and development opportunities as of September 30, 2018 is set forth below.

			Under Construction		Costs of Expansion / Development (in millions)			Budgeted Stabilized Return on Invested Capital	Target Completion Date
Facility	Opportunity Type	Facility Type	Cubic Feet (in millions)(1)	Pallet Positions (in thousand)(1)	Cost to Date	Estimate to Completion (2)	Estimated Cost (2)
Rochelle, IL	Expansion	Distribution	15.7	58	61	24	85	12-15%	Q1 2019

(1)	Cubic feet and pallet positions are estimates while the facilities are under construction.

(2)	Reflects management’s estimate of cost of completion as of September 30, 2018.

- Rochelle, IL expansion status October 2018 -

Financial Supplement	Third Quarter 2018

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-offering related IPO expenses, stock-based compensation expense for the IPO retention grants, severance and reduction in workforce costs, acquisition, diligence and other pursuit costs, loss on debt extinguishment and modification, and foreign currency exchange gain or loss. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly report on Form 10-Q. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, non-offering related IPO expenses, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The tables on page 18 and 19 reconcile EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.